                        DAVENPORT MANAGEMENT CORPORATION

                            52 DAVENPORT RIDGE ROAD
                              STAMFORD, CT 06903

                                              January 14, 1998

TO:  UNITHOLDERS OF PRIME MOTOR INNS LIMITED PARTNERSHIP

     RE:  FUTURE OF THE PARTNERSHIP/PROPOSALS FOR NEW MANAGEMENT
          ------------------------------------------------------

Dear Unitholder:

     This is to remind you that a very important meeting of Unitholders will be held on January 29, 1998, in Secaucus, New Jersey, to vote on our proposals to replace the Partnership's general partner with new management. You should have already received in the mail a Proxy Statement from us which describes our proposals, together with a GOLD proxy card and return envelope.

     We strongly urge you to vote FOR each of our proposals.  Your vote is
                                                              ------------
extremely important.  Please complete, sign, date and return promptly the
-------------------
enclosed GOLD Proxy Card, no matter how many units you own. If you did not receive the Proxy Statement, or if you otherwise require any additional information or assistance, please contact Regan & Associates, 15 Park Row, New York, NY 10038, tel. number (800) 737-3426.

     The Proxy Statement, which you should read carefully, describes the need to replace the general partner of the Partnership and to develop a business strategy which would enhance the long-term value of your units. The troubled history of the Partnership and its operating difficulties and poor financial condition are described in detail in the publicly available reports which the Partnership has filed with the Securities and Exchange Commission. Unitholder value has diminished as evidenced by the dramatic increase through recent years in the negative net worth of the Partnership. Moreover, the present general partner let the Partnership's financial condition deteriorate to the point where the units were delisted by the New York Stock Exchange in June 1997, and Holiday Inns, Inc., the franchisor for the Partnership's Inns, has threatened not to renew the franchise agreements for a majority of the Inns because the Inns no longer meet required standards and because the Partnership cannot afford to make necessary improvements to the Inns.

     It is clear to us that the Partnership's last-minute efforts to address its problems have been inadequate in the face of the magnitude of the Partnership's long-standing problems. In November 1997, the Partnership announced that it had reached an agreement to sell the assets of the Partnership to Servico, Inc. Under the circumstances, we believe that the proposed transaction with Servico amounts to a "fire" sale of the Partnership's assets. This ill-conceived maneuver by the general partner, which will yield at most $2.00 per unit to Unitholders, reinforces the merit of our proposal to replace the general partner with new management.

     When you evaluate the Servico transaction and compare it to the prospect of fresh management with a real strategy for enhancing Unitholder value, you will understand the importance of our effort to replace the general partner. Make
                                                                         ----
your voice heard.  Vote FOR the proposals in our Proxy Statement by completing
----------------
and returning the enclosed GOLD Proxy Card AS SOON AS POSSIBLE.
                                           -------------------

                              Sincerely yours,

                              DAVENPORT MANAGEMENT CORPORATION